Employment Agreement

        This Agreement is made this 1st day of February, 2004, between Coeur d' Alene Mines Corporation ("Company") and Donald J. Birak, ("Employee").

WITNESSETH:

        In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1.     Employment. The Company hereby does employ Employee as Senior Vice President Exploration, and Employee accepts such employment, on the terms and conditions of this Agreement.

2.     Term Of Employment. The term of employment shall be from February 1, 2004, through the 31st day of January, 2005, unless sooner terminated as herein provided. It is further agreed that this Agreement automatically renews from day-to-day so that Company and Employee are at all times bound to this Agreement for a period of one year, unless either party gives the other party written notice of intention to terminate this Agreement at the end of one year from the date of receipt of such notice. It is understood, however, that termination can occur in accordance with the provisions of paragraph 7 below, notwithstanding anything to the contrary in this paragraph 2.

3.     Compensation. The Company shall pay to Employee during the duration of the term of this Agreement as follows:

    (a)        A base salary of $205,000 annually, payable in equal monthly installments, which may be reviewed annually during any Agreement year, and any higher salary to become the base salary for the purposes of this provision, it being understood, however, that failure to increase the salary shall not be grounds for termination of this Agreement; and

    (b)        Such other compensation and benefits that may be made available by the Company in the discretion of the Board of Directors, consisting of bonuses, short-term and long-term incentive plans, pension plan, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board. It is understood that Employee shall be a participant in all compensation and benefit programs, including welfare benefit plans, which exist for the executive staff of the Company.

4.     Duties. Employee, during the term of this Agreement, shall perform the duties usually and customarily associated with the office specified in paragraph (1) above and as assigned to him from time-to-time by the Chief Executive Officer of Company.

        Employee shall devote his best efforts and substantially all of his time during business hours to advance the interests of the Company. He shall not engage in business activity in competition with the Company.

5.     Vacations. Employee shall be entitled to four weeks vacation during each year of this Agreement, during which the compensation provided in this Agreement shall be paid in full.

6.     Disability. In the event Employee becomes disabled (inability or incapacity due to physical or mental illness or injury to perform his duties) during the term of this Agreement, which enables him unable to perform his duties, he shall be entitled to participate in the Company’s disability payment plan in effect at the time of the disability.

7.     Termination Of Employment. This Agreement shall be terminated as follows:

    (a)        At the expiration of the term set forth above.

    (b)        Upon the death of Employee.

    (c)        By mutual agreement of the parties.

    (d)        Upon disability of Employee, when such disability renders Employee unable to perform his duties for more than 90 continuous days.

    (e)        By the Company without giving any reason for termination, but with the understanding that the compensation provided herein shall be paid or provided in full to Employee in accordance with this Agreement, for the period of the duration of this Agreement as provided in paragraph 2 above.

    (f)        By the Company for cause, which means that Employee has failed to perform his duties after having received from the Company a written notice that his duties are not being performed, which written notice shall specify how performance is deficient, and Employee then fails to resume performance promptly after receipt of notice and failure of performance is not rectified. For cause also means conviction of a felony or engagement in illegal conduct or conduct which is injurious to the Company, in any such case Company need not allow Employee to rectify nonperformance.

    (g)        Upon change in control of Company, as “change in control” is defined in the so-called change in control agreement between Company and Employee made concurrently with this Agreement.. In the event of termination for this reason, Employee’s and Company’s rights with respect to compensation and all other matters related to employment shall be as specified in the change in control agreement, and not this Agreement.

8.     Confidentiality. Employee agrees to keep all information acquired in connection with his employment confidential, in accordance with the confidentiality agreement executed by him which is attached to this Agreement, marked Attachment 1.

9.     Specific Performance. Employee understands that the obligations undertaken by him as set forth in this Agreement are unique, and that Company will likely have no adequate remedy at law in the event such obligations are breached. Employee therefore confirms that Company has the right to seek specific performance if Company feels such remedy is essential to protect the rights of Company. Accordingly, in addition to any other remedies which Company might have in law or equity, it shall have the right to have all obligations specifically performed, and to obtain injunctive relief, preliminary or otherwise, to secure performance. Employee agrees that the arbitration provision below will not be used to assert dismissal of an action in court for injunctive relief, and agrees that the availability of arbitration is not intended by the parties to prevent Company from seeking specific performance and injunctive relief.

10.     Arbitration. The Company and Employee will attempt to resolve any disputes under this Agreement by negotiation. If any matter is not thereby resolved, within 30 days after written notice by either party to the other, any dispute or disagreement arising out of or relating to this Agreement, or the breach of it, will be subject to exclusive, final and binding arbitration to be conducted in Coeur d’ Alene, Idaho in accordance with the Labor Arbitration Rules of Procedure of the American Arbitration Association and the laws of the State of Idaho governing arbitration of disputes.

11.     Other Items. This Agreement shall not be amended or modified in any way unless the amendment or modification is in writing, signed by the parties. There shall be no oral modification of this Agreement. No provision of this Agreement shall be waived by conduct of the parties or in any other way. This Agreement and its validity, interpretation, construction and performance shall be governed by the laws of the State of Idaho.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Coeur d’ Alene Mines Corporation

by_____________________________

_____________________________
Donald J. Birak